                                                                  Exhibit 12.1


                    BALLY TOTAL FITNESS HOLDING CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in thousands)



                                     Six months ended
                                        June 30,                               Years ended December 31,
                                 ----------------------    -------------------------------------------------------------
                                    1997         1996         1996         1995         1994         1993        1992
                                 ---------    ---------    ---------    ---------     ---------    ---------    ---------
Loss before income taxes,
 extraordinary item and
 cumulative effect on prior
 years of change in accounting
 for income taxes .............  $ (12,780)   $ (19,645)   $ (27,597)   $ (38,588)   $ (54,693)   $ (57,165)   $ (51,192)

Add:
 Interest expense(a) ..........     22,423       23,900       47,644       43,750       38,556       39,071       31,884
 Amortization of capitalized
  interest ....................        723          839        1,622        1,790        1,859        1,881        1,802
 Interest component of rent
  expense(b) ..................     15,153       14,363       28,906       28,619       27,763       26,629       25,298
                                 ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings available for fixed
 charges ......................  $  25,519    $  19,457    $  50,575    $  35,571    $  13,485    $  10,416    $   7,792
                                 =========    =========    =========    =========    =========    =========    =========
Fixed charges:
 Interest expense(a) ..........  $  22,423    $  23,900    $  47,644    $  43,750    $  38,556    $  39,071    $  31,884
 Capitalized interest .........        892          163          236          278          253          604          358
 Interest component of rent
  expense(b) ..................     15,153       14,363       28,906       28,619       27,763       26,629       25,298
                                 ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total fixed charges ...........  $  38,468    $  38,426    $  76,786    $  72,647    $  66,572    $  66,304    $  57,540
                                 =========    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed
 charges ......................         (c)          (c)          (c)          (c)          (c)          (c)          (c)
                                 =========    =========    =========    =========    =========    =========    =========

---------------
(a) Includes amortization of debt issuance costs.
(b) Interest component estimated to be one-third of rent expense.
(c) Earnings were insufficient to cover fixed charges by $12,949, $18,969, $26,211, $37,076, $53,087, $55,888 and $49,748 for the six months ended
    June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.